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                                 EXHIBIT 10.55


Voted: that the number of shares of Class A common stock authorized to be delivered under the Company's 1989 Equity Incentive Plan be increased by 500,000 shares and in connection therewith that Section 4, SHARES SUBJECT TO THE PLAN, of the Plan be amended by substituting the number 875,000 for the number 375,000 at the end of the first sentence of such Section so that as amended such sentence shall read as follows:

         "Subject to adjustment as provided in Section 8.6 below, the aggregate number of shares of Stock that may be delivered under the Plan will be 875,000."

Voted: that the 1989 Equity Incentive Plan be further amended to set a limit on the number of shares that any recipient can be awarded in any calendar year attributable to stock options, and in connection therewith, the Plan is hereby amended to add a new sub-section 4.1 to read as follows:

         "Special Limitations Applicable to Certain Awards.  The Committee shall
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         have the discretion under the Plan to award Stock Options that are intended to satisfy certain performance-based compensation arrangements intended to be exempt from the deduction limitations of Section 162(m) of the Code (the "Section 162(m) requirements") ("exempt Options") as well as Options that are not intended to satisfy those requirements ("non-exempt Options"); provided that the Committee shall award non-exempt Options only if it shall have determined that such award will not jeopardize the continued exemption under Section 162(m)(4)(C) of exempt Options. Subject to adjustment as provided in Section 8.6, to the extent such adjustment is consistent with the continued satisfaction by exempt Options of the requirements of Section 162(m)(4)(C) of the Code, the maximum number of shares of Stock for which exempt Options may be awarded under the Plan to any Participant in any calendar year is, in each case, 300,000 shares. For purposes of the preceding sentence, the re-grant of a canceled Option, or the repricing of an Option, shall be treated as a separate Award to the extent required under Section 162(m)(4)(C) of the Code. The per-individual Award limitations described in this paragraph are intended to enable exempt Options awarded under the Plan to qualify for the performance-based compensation exemption rules set forth under Section 162(m)(4)(C) of the code and shall be subject to amendment or revision to the extent (but only to the extent) consistent with such rules."

Voted: that Section 2 of the Plan be amended to adding the following words at the end of the first sentence of such section:

         "..., excluding any member who would not be an 'outside director' for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations including proposed regulations thereunder."